UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2012

OSAGE EXPLORATION AND DEVELOPMENT, INC.

(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 5th Avenue, Suite 310 San Diego, CA 92131	(619) 677-3956
(Address of principal executive offices)	(Issuer’s telephone number)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2012, we entered into a $10,000,000 senior secured note purchase agreement (“Note Purchase Agreement”) with Apollo Investment Corporation (“Apollo”). The Notes, which mature on April 27, 2015, are secured by substantially all of the assets of the company, including a mortgage on all of our Oklahoma leases. The Notes have an interest rate of Libor plus fifteen percent (15%) with a Libor floor of 2.0%, with interest payable in cash monthly. In addition, Apollo received a warrant to purchase 1,496,843 shares of common stock, $0.0001 par value, exercisable at $0.01 per share with an expiration date of April 27, 2017. Minimum draw downs on the Note Purchase Agreement are $1,000,000. At closing, we did not draw down any funds.

At closing, we paid $100,000 placement fee, to CC Natural Resource Partners, LLC (“CCNRP”) and issued a warrant to purchase 250,000 shares of common stock, $0.0001 par value, exercisable at $0.01 per share with an expiration date of April 27, 2014. We will pay CCNRP an additional placement fee of 4.0% of the amount drawn, once we have drawn $2,500,000 under the Note Purchase Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01, above, is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information contained above in Item 1.01 with regard to the issuance of 1,496,843 warrants to Apollo and 250,000 to CCNRP are hereby incorporated by reference into this Item 3.02. The foregoing securities were issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder and a restrictive legend was placed thereon.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

Exhibit 10.1*	Senior Secured Tranche A Notes due 2015
Exhibit 10.2*	Warrant to purchase 1,496,843 shares of common stock issued to Apollo
Exhibit 10.3*	Mortgage, fixture filing, assignment of as-extracted collateral, security agreement and financing statement.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: May 1, 2012	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer